EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2021

PASADENA, CA – November 9, 2020 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the first quarter ended September 30, 2020.

First Quarter 2021 Highlights
  Rental revenues from our core non-liquid containment products in North America increased by 5% from the first quarter of fiscal year 2020.
  Leasing revenues were $52.3 million, compared to $58.9 million for the first quarter of fiscal year 2020.
  Leasing revenues, excluding the oil and gas sector, increased by approximately 1% in North America and declined by less than 1% in local currency in the Asia-Pacific from the first quarter of fiscal year 2020.
  Leasing revenues comprised 64% of total non-manufacturing revenues versus 67% for the first quarter of fiscal year 2020.
  Total revenues were $82.4 million, compared to $89.8 million for the first quarter of fiscal year 2020.
  Adjusted EBITDA was $21.1 million, compared to $25.1 million for the first quarter of fiscal year 2020.
  Adjusted EBITDA margin was 26%, compared to 28% in the first quarter of fiscal year 2020.
  Net income attributable to common shareholders was $3.2 million, or $0.10 per diluted share, compared to net income attributable to common shareholders of $5.0 million, or $0.16 per diluted share, for the first quarter of fiscal year 2020. Included in these results were a non-cash charge of $0.7 million and a non-cash benefit of $1.0 million in fiscal years 2021 and 2020, respectively, for the change in valuation of stand-alone bifurcated derivatives.
  Average fleet unit utilization was 73%, compared to 77% in the first quarter of fiscal year 2020.
  Subsequent to quarter-end, the Company completed a $60.0 million public offering of 7.875% Senior Notes due 2025.

Management Commentary

“We expected challenges from the COVID-19 pandemic to lower our first quarter results,” said Jody Miller, President and Chief Executive Officer.  “Despite these challenges, our core North America leasing operations at Pac-Van remained relatively stable, with revenues down only 2% from the first quarter of the prior fiscal year, and the growth in revenues and adjusted EBITDA of our Asia-Pacific operations exceeded our expectations.  However, reduced drilling activity and continuing uncertainty in the oil and gas markets aggravated by the COVID-19 pandemic continue to adversely affect Lone Star’s liquid containment business.  Conditions in the oil and gas market could improve, but we are prepared for these ongoing challenges in the sector throughout our fiscal year 2021.”

Mr. Miller concluded, “I want to reiterate that the physical health and safety of our employees and customers remain our foremost concern.  We are considered an essential business and our locations remain open, operating under flexible work practices while maintaining the same level of safety and service that our customers expect.  We have a resilient business and experienced managers who have navigated through past challenges and are well prepared to continue to navigate effectively through this environment.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our better than expected first quarter results and our management of working capital and fleet investment generated free cash flow and reduced debt during the quarter. In addition, we are pleased with the successful completion of a $60.0 million public offering of 7.875% senior unsecured notes that mature on October 31, 2025.  In connection with the offering, we have granted the underwriters an option for 30 days to purchase up to an additional $9.0 million to cover overallotments, if any.  The net proceeds from the offering will be used to redeem a portion of our outstanding 8.125% unsecured senior notes that mature on July 31, 2021.

Mr. Barrantes concluded, “We continue to evaluate financing alternatives to refinance the remaining 8.125% senior unsecured notes, with the goal of further lowering our overall cost of financing.  Our financial position and liquidity remain strong and we expect to continue to generate free cash flow for the full fiscal year.”

First Quarter 2021 Operating Summary

North America
Revenues from our North American leasing operations for the first quarter of fiscal year 2020 totaled $53.6 million, compared with $60.6 million for the first quarter of fiscal year 2020, a decrease of approximately 12%. Leasing revenues decreased by 16% on a year-over-year basis. The decrease in leasing revenues occurred primarily in the oil and gas sector, substantially attributable to Lone Star, as well as in the services sector. This decrease was partially offset by increases in the construction and industrial sectors. Sales revenues were comparable between the periods. Adjusted EBITDA was approximately $15.0 million for the first quarter of fiscal year 2021, as compared with $19.4 million for the prior year’s quarter, a decrease of 23%. Adjusted EBITDA from Pac-Van decreased by 8% to $14.7 million, from $15.9 million in the first quarter of fiscal year 2020, and adjusted EBITDA from Lone Star significantly decreased to $0.3 million, from $3.5 million in the year-ago quarter.

North American manufacturing revenues for the first quarter of fiscal year 2021 totaled $1.6 million and included intercompany sales of $1.3 million from products sold to our North American leasing operations.  This compares to $3.5 million of total sales, including intercompany sales of $1.3 million during the first quarter of fiscal year 2020. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was a slight loss of $0.1 million the first quarter of fiscal year 2021, as compared with adjusted EBITDA of $0.3 million for the year-ago quarter.

Asia-Pacific
Revenues from the Asia-Pacific region for the first quarter of fiscal year 2021 totaled $28.5 million, as compared with $27.1 million for the first quarter of fiscal year 2020, an increase of 5%. The Australian dollar strengthened against the U.S. dollar between the periods, so on a local currency basis, total revenues increased by approximately 1%.  The slight increase in revenues in local dollars was driven primarily by increased revenues in the utilities sector and was partially offset by decreases in the government, education and industrial sectors. Leasing revenues increased by 3% on a year-over-year basis, but decreased slightly in local currency, primarily due to decreases in the construction, education and special events sectors; partially offset by increases in the healthcare and government sectors. Adjusted EBITDA for the first quarter of 2021 was $7.3 million, as compared with $6.8 million in the year-ago quarter, an increase of approximately 8%. On a local currency basis, adjusted EBITDA increased by 3%.

Balance Sheet and Liquidity Overview

At September 30, 2020, the Company had total debt of $375.0 million and cash and cash equivalents of $17.3 million, compared with $379.8 million and $17.5 million at June 30, 2020, respectively. At September 30, 2020, our North American leasing operations had $96.4 million available to borrow under its senior credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $31.6 million (A$44.2 million) available to borrow under its senior credit facility.

During the first quarter of fiscal year 2021, the Company generated cash from operating activities of $10.7 million, as compared to $13.6 million for the year-ago quarter. In the first quarter of fiscal year 2020, the Company realized net proceeds of $0.2 million (investing $1.9 million in North America and realizing net proceeds of $2.1 million in the Asia-Pacific) from the lease fleet, as compared to $7.3 million in net fleet investment ($8.1 million in North America and realizing net proceeds of $0.8 million in the Asia-Pacific) in the first quarter of fiscal year 2020.

Receivables were $42.2 million at September 30, 2020, as compared to $44.1 million at June 30, 2020. Days sales outstanding in receivables for our Asia-Pacific leasing operations decreased from 43 days as of June 30, 2020 to 37 days as of September 30, 2020 and, for North American leasing operations, increased from 40 days as of June 30, 2020 to 42 days as of September 30, 2020.

Outlook

The impact of the COVID-19 pandemic continues to evolve and, therefore, it is extremely difficult to reasonably predict the extent to which our results of operations, liquidity and financial condition will ultimately be impacted by the pandemic in fiscal year 2021.  However, based on our first quarter results and depending on conditions in the oil and gas sector in Texas and the translation effect of the Australian dollar to the U.S. dollar, management estimates that consolidated revenues for fiscal year 2021 will be in the range of $310 million to $325 million and consolidated adjusted EBITDA is expected to be 15% to 20% lower in fiscal year 2021 than fiscal year 2020.  This improved outlook does not take into account the impact of any acquisitions that may occur during fiscal year 2021.

Conference Call Details
Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 1288533. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through November 23, 2020 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 1288533.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com), provider of primarily portable storage and office containers, mobile offices and modular buildings, and Lone Star Tank Rental Inc. (www.lonestartank.com), provider of liquid storage tank containers. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, the disruption of operations from catastrophic or extraordinary events, including viral pandemics such as the COVID-19 coronavirus, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended September 30,
	2019	2020
Revenues
Sales:
Lease inventories and fleet	$ 28,791	$ 29,665
Manufactured units	2,173	357
	30,964	30,022
Leasing	58,933	52,338
	89,897	82,360

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	20,216	21,294
Manufactured units	1,827	441
Direct costs of leasing operations	22,858	20,611
Selling and general expenses	20,655	19,643
Depreciation and amortization	9,411	9,066

Operating income	14,930	11,305

Interest income	186	151
Interest expense	(7,324)	(5,697)
Change in value of bifurcated derivatives Convertible Note	992	(683)
Foreign exchange and other	(573)	326
	(6,719)	(5,903)

Income before provision for income taxes	8,211	5,402

Provision for income taxes	2,260	1,319

Net income	5,951	4,083
Preferred stock dividends	(922)	(922)

Net income attributable to common stockholders	$ 5,029	$ 3,161

Net income per common share:
Basic	$ 0.17	$ 0.11
Diluted	0.16	0.10

Weighted average shares outstanding:
Basic	30,205,248	29,693,856
Diluted	31,340,432	30,517,727

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2020	September 30, 2020
Assets
Cash and cash equivalents	$17,478	$17,297
Trade and other receivables, net	44,066	42,221
Inventories	20,928	20,192
Prepaid expenses and other	8,207	13,660
Property, plant and equipment, net	24,396	24,064
Lease fleet, net	458,727	459,107
Operating lease assets	66,225	76,723
Goodwill	97,224	98,234
Other intangible assets, net	18,771	17,920
Total assets	$756,022	$769,418

Liabilities
Trade payables and accrued liabilities	$46,845	$44,949
Income taxes payable	645	360
Unearned revenue and advance payments	24,642	27,115
Operating lease liabilities	67,142	77,913
Senior and other debt, net	379,798	375,000
Fair value of bifurcated derivatives in Convertible Note	18,325	19,008
Deferred tax liabilities	43,708	44,662
Total liabilities	581,105	589,007

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 30,880,531 shares issued and 29,968,766 outstanding at June 30, 2020 and 31,086,990 shares issued and 30,175,225 shares outstanding at September 30, 2020	3	3
Additional paid-in capital	183,051	182,796
Accumulated other comprehensive loss	(22,106)	(20,440)
Accumulated deficit	(20,790)	(16,707)
Treasury stock, at cost; 911,765 shares	(5,845)	(5,845)
Total General Finance Corporation stockholders’ equity	174,413	179,907
Equity of noncontrolling interests	504	504
Total equity	174,917	180,411
Total liabilities and equity	$756,022	$769,418

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income (loss) for our operating segments (in thousands):

	Quarter Ended September 30,
	2019	2020
Net income	$ 5,951	$ 4,083
Add (deduct) —
Provision for income taxes	2,260	1,319
Change in valuation of bifurcated derivatives in Convertible Note	(992)	683
Foreign exchange and other	573	(326)
Interest expense	7,324	5,697
Interest income	(186)	(151)
Depreciation and amortization	9,512	9,165
Share-based compensation expense	683	524
Refinancing costs not capitalized	---	150
Adjusted EBITDA	$ 25,125	$ 21,144

	Quarter Ended September 30, 2019				Quarter Ended September 30, 2020
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$ 2,703	$ 13,669	$ 176	$ (1,666)	$ 4,275	$ 8,445	$ (217)	$ (1,307)
Add -
Depreciation and amortization	3,953	5,637	101	3	3,029	6,216	99	3
Share-based compensation expense	183	117	9	374	48	134	12	330
Refinancing costs not capitalized	---	---	---	---	---	150	---	---
Adjusted EBITDA	$ 6,839	$ 19,423	$ 286	$ (1,289)	$ 7,352	$ 14,945	$ (106)	$ (974)
Intercompany adjustments				$ (134)				$ (73)